Exhibit 99.1

IPG PHOTONICS REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS
Demand Recovery Strengthens, Driving Revenue of $346 Million and Earnings per Diluted Share of $1.26
Eugene A. Scherbakov to become CEO and Valentin P. Gapontsev to transition to Executive Chairman of the Board
OXFORD, Mass. – May 4, 2021 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2021. In a separate press release, the Company announced CEO transition, which is effective immediately.

	Three Months Ended March 31,
(In millions, except per share data and percentages)	2021	2020	Change
Revenue	$345.6	$249.2	39%
Gross margin	47.5%	41.3%
Operating income	$88.8	$44.8	98%
Operating margin	25.7%	18.0%
Net income attributable to IPG Photonics Corporation	$68.1	$36.4	87%
Earnings per diluted share	$1.26	$0.68	85%

Management Comments
"We were pleased to see continued strong demand in China and North America as well as a further improvement in Europe. These drove both year-over-year and sequential increases in sales, despite typical seasonality, helping us achieve our best first quarter results since 2018, which was a record year, and a solid start to 2021," said Dr. Valentin Gapontsev, IPG Photonics' Executive Chairman of the Board. "We saw firm demand in welding applications, growth in electric vehicle battery production and solar cell manufacturing that helped our results. Initial orders for our handheld welder were strong and we are increasing production of this innovative device to meet growing customer demand," said Dr. Eugene Scherbakov, IPG Photonics’ Chief Executive Officer.
Financial Highlights
First quarter revenue of $346 million increased 39% year over year. Materials processing sales increased 45% year over year due to higher sales in welding, cutting, solar cell manufacturing, sintering and ablation applications. Materials processing sales accounted for 92% of total revenue in the quarter. Sales into other applications decreased 9% year over year as strength in advanced applications and telecom was offset by lower revenue in medical.
Sales of high power continuous wave ("CW") lasers, representing 49% of total revenue, increased 43% year over year. These sales benefited from growth of ultra-high power fiber lasers (6 kilowatts of power or greater), which represented 55% of all high power CW laser sales, as well as strong demand for pulsed and adjustable mode beam (AMB) lasers. By region, sales increased 104% in China, 14% in Europe, and 9% in North America on a year-over-year basis. Sales decreased 21% in Japan.
Earnings per diluted share ("EPS") of $1.26 increased 85% year over year. Foreign exchange gains benefited EPS by $0.09. The effective tax rate in the quarter was 23%. During the first quarter, IPG generated $88 million in cash from operations. Capital expenditures were $27 million and stock repurchases totaled $3 million.

Business Outlook and Financial Guidance
"The broad-based economic recovery across most of our end markets supported strong bookings in the first quarter and resulted in a book-to-bill that was meaningfully above 1. I am encouraged to see strong bookings for our core high power fiber lasers used in cutting and welding applications as well as for newer emerging products in medical applications, electric vehicle battery production and solar cell manufacturing. We believe that global trends such as increasing energy efficiency and sustainability, displacement of legacy non-laser processes and growth in electric vehicle battery capacity, together with a recovery in global capital spending and improving economic conditions will continue to drive demand for our fiber lasers," concluded Dr. Gapontsev.
For the second quarter of 2021, IPG expects revenue of $360 to $390 million. The Company expects the second quarter tax rate to be approximately 25%. IPG anticipates delivering earnings per diluted share in the range of $1.20 to $1.50, with 53.5 million basic common shares outstanding and 54.2 million diluted common shares outstanding. Financial guidance provided this quarter is subject to greater risk and uncertainty given the COVID-19 pandemic and its associated impacts to the global business environment, public health requirements and government mandates.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, government and Company measures implemented to address the COVID-19 pandemic, product demand, order cancellations and delays, competition, tariffs, trade policy changes and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.85, Russian Ruble 76, Japanese Yen 111 and Chinese Yuan 6.57, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited First Quarter 2021 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, May 4, 2021 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, broad-based economic recovery, global trends such as increasing energy efficiency and sustainability, displacement of legacy non-laser processes and growth in electric vehicle battery capacity, a recovery in global capital spending and improving economic conditions that continue to drive demand for our fiber lasers, impacts of COVID-19 on our business, the global economy and government policies, revenue, tax rate and earnings guidance for Q2 2021. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 22, 2021) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(In thousands, except per share data)
Net sales	$345,585	$249,242
Cost of sales	181,594	146,366
Gross profit	163,991	102,876
Operating expenses:
Sales and marketing	18,883	18,683
Research and development	33,339	31,838
General and administrative	30,092	27,124
(Gain) on foreign exchange	(7,165)	(19,565)
Total operating expenses	75,149	58,080
Operating income	88,842	44,796
Other (expense) income, net:
Interest (expense) income, net	(495)	3,073
Other income, net	253	191
Total other (expense) income	(242)	3,264
Income before provision of income taxes	88,600	48,060
Provision for income taxes	20,378	11,294
Net income	68,222	36,766
Less: net income attributable to non-controlling interests	95	363
Net income attributable to IPG Photonics Corporation common stockholders	$68,127	$36,403
Net income attributable to IPG Photonics Corporation per common share:
Basic	$1.27	$0.69
Diluted	$1.26	$0.68
Weighted average common shares outstanding:
Basic	53,541	53,075
Diluted	54,201	53,676

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2021	2020
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$896,741	$876,231
Short-term investments	548,196	514,835
Accounts receivable, net	252,877	264,321
Inventories	368,149	364,993
Prepaid income taxes	70,421	69,893
Prepaid expenses and other current assets	65,877	57,804
Total current assets	2,202,261	2,148,077
Deferred income taxes, net	41,276	43,197
Goodwill	38,764	41,366
Intangible assets, net	61,768	62,114
Property, plant and equipment, net	600,911	597,527
Other assets	37,971	43,419
Total assets	$2,982,951	$2,935,700
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3,828	$3,810
Accounts payable	44,704	25,748
Accrued expenses and other current liabilities	162,775	176,740
Income taxes payable	3,446	8,280
Total current liabilities	214,753	214,578
Deferred income taxes and other long-term liabilities	94,335	92,854
Long-term debt, net of current portion	33,193	34,157
Total liabilities	342,281	341,589
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 55,672,783 and 53,623,865 shares issued and outstanding, respectively, at March 31, 2021; 55,416,246 and 53,427,234 shares issued and outstanding, respectively, at December 31, 2020.	6	6
Treasury stock, at cost, 2,048,918 and 2,034,012 shares held at March 31, 2021 and December 31, 2020, respectively.	(306,662)	(303,614)
Additional paid-in capital	868,097	854,301
Retained earnings	2,256,318	2,188,191
Accumulated other comprehensive loss	(178,257)	(146,065)
Total IPG Photonics Corporation equity	2,639,502	2,592,819
Non-controlling interests	1,168	1,292
Total equity	2,640,670	2,594,111
Total liabilities and equity	$2,982,951	$2,935,700

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Cash flows from operating activities:
Net income	$68,222	$36,766
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,819	24,099
Provisions for inventory, warranty and bad debt	16,685	13,486
Other	6,421	(11,079)
Changes in assets and liabilities that provided (used) cash, net of acquisitions:
Accounts receivable and accounts payable	26,340	40,546
Inventories	(20,084)	(10,429)
Other	(33,860)	(36,608)
Net cash provided by operating activities	87,543	56,781
Cash flows from investing activities:
Purchases of property, plant and equipment	(27,421)	(17,801)
Proceeds from sales of property, plant and equipment	130	139
Purchases of short-term investments	(513,564)	(308,195)
Proceeds from short-term investments	480,163	186,024
Other	(2)	79
Net cash used in investing activities	(60,694)	(139,754)
Cash flows from financing activities:
Principal payments on long-term borrowings	(946)	(928)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	4,981	(5,498)
Purchase of treasury stock, at cost	(3,048)	(12,716)
Payment of purchase price holdback from business combination	(2,624)	(1,650)
Net cash used in financing activities	(1,637)	(20,792)
Effect of changes in exchange rates on cash and cash equivalents and restricted cash	(7,024)	(6,878)
Net increase in cash, cash equivalents and restricted cash	18,188	(110,643)
Cash, cash equivalents and restricted cash — Beginning of period	878,553	682,984
Cash and cash equivalents — End of period	$896,741	$572,341
Supplemental disclosures of cash flow information:
Cash paid for interest	$703	$447
Cash paid for income taxes	$21,340	$29,865

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Amortization of intangible assets:
Cost of sales	$1,241	$1,222
Sales and marketing	2,016	1,778
Research and development	—	133
Total amortization of intangible assets	$3,257	$3,133

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Cost of sales	$2,626	$2,532
Sales and marketing	1,160	961
Research and development	2,118	2,071
General and administrative	2,949	2,874
Total stock-based compensation	8,853	8,438
Tax effect of stock-based compensation	(1,878)	(1,936)
Net stock-based compensation	$6,975	$6,502

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Excess tax benefit on exercise of stock options included in net income	$5,596	$2,918